EXHIBIT 21

SUBSIDIARIES

As of September 30, 2004

Name	Jurisdiction of Organization
Properties I LLC	United States
Properties II LLC	United States
Properties III LLC	United States
Properties IV LLC	United States
Properties V LLC	United States
Properties VI LLC	United States
Properties VII LLC	United States
The Bayview Trust	United States